Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE WESTERN DISTRICT OF PENNSYLVANIA

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In re:	:	Case No. 26-20879-CMB
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LIPELLA PHARMACEUTICALS INC.	:	Chapter 11
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Debtor.	:
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LIPELLA PHARMACEUTICALS INC.,	:	Related to Doc. Nos. 37 and 45
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Movant,	:
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v.	:
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NO RESPONDENT.	:
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ORDER (I) APPROVING THE SALES OR OTHER
ACQUISITION TRANSACTIONS FOR THE ASSETS, (II) AUTHORIZING

 THE SALES FREE AND CLEAR OF ALL ENCUMBRANCES, (III) AUTHORIZING
THE ASSUMPTION AND ASSIGNMENT OF CERTAIN EXECUTORY

 CONTRACTS AND UNEXPIRED LEASES, AND (IV) GRANTING RELATED RELIEF

Upon the motion (the “Motion”)1 of the above-captioned debtor (the “Debtor”) seeking entry of an order (this “Order”) authorizing and approving (i) the proposed sale of substantially all of the Debtor’s assets free and clear of all liens, claims, encumbrances, and other interests; (ii) the assumption of the executory contracts (the “Assigned Contracts”) of the Debtor identified in the Asset Purchase Agreement (defined below) and assignment and sale of the Assigned Contracts to XRAIY LLC (the “Purchaser”); and (iii) granting related relief, and the Court having entered an order [Doc. No. 45] (the “Bidding Procedures Order”) approving, among other things, the bidding procedures (the “Bidding Procedures”) and the proposed form of notice of the Sale Hearing; after an extensive marketing process, the Debtor having identified that certain asset purchase agreement, dated May 18, 2026, by and among the Debtor (the “Seller”) and Purchaser (including all exhibits, schedules, and ancillary documents related thereto, the “APA”) as the highest or otherwise best bid for substantially all the Seller’s assets as more particularly described in the APA (the “Assets”), and the Court having conducted a hearing on the Motion on June 4, 2026 (the “Sale Hearing”); and the Court having (a) reviewed and considered the Motion, all relief related thereto, any objections thereto and statements of counsel and the evidence presented in support of the relief requested by the Debtor in the Motion at the Sale Hearing, and (b) found that Purchaser has submitted the highest or otherwise best bid for the Assets; and adequate and sufficient notice of the Bidding Procedures, the sale of the Assets to Purchaser and all transactions contemplated thereunder (the “Sale”) and in this Order were given pursuant to and consistent with the Bidding Procedures Order; and it appearing that the relief requested in the Motion is in the best interests of the Debtor, its estate, creditors, and other parties in interest; and it further appearing that the legal and factual bases set forth in the Motion and at the Sale Hearing establish just cause for the relief granted herein; and after due deliberation thereon; and good and sufficient cause appearing therefor;

1 Capitalized terms used but not defined herein are given the definition ascribed to them in the Motion for Entry of (A) an Order (I) Scheduling An Expedited Hearing to Consider Approval of the Sale of Substantially All Assets and the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases, (II) Approving Certain Bidding Procedures, Assumption and Assignment Procedures, and the Form and Manner of Notice Thereof, (III) Establishing Procedures in Connection with the Selection of and Protections Afforded to any Stalking Horse Purchasers, and (IV) Granting Related Relief; and (B) One or More Orders (I) Approving the Sale or Other Acquisition Transaction for the Assets, (II) Authorizing the Sale Free and Clear of All Encumbrances, (III) Authorizing the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases, and (IV) Granting Related Relief (the “Motion”).

IT IS HEREBY FOUND AND DETERMINED THAT:2

A.       Jurisdiction and Venue. This Court has jurisdiction to consider this Motion under 28 U.S.C. §§ 157 and 1334. This is a core proceeding under 28 U.S.C. § 157(b). Venue of these cases and this Motion in this District is proper under 28 U.S.C. §§ 1408 and 1409.

2 Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate. See Fed. R. Bankr. P. 7052.

B.       Statutory Predicates. The statutory predicates for the relief sought in the Motion are sections 105, 363 and 365 of the Bankruptcy Code, as supplemented by Bankruptcy Rules 2002, 6004, 6006, 9007 and 9014, and the applicable requirements of the local rules of the Court.

C.       Final Order. This Order constitutes a final order within the meaning of 28 U.S.C. § 158(a). Notwithstanding Bankruptcy Rules 6004(h) and 6006(d), and to any extent necessary under Bankruptcy Rule 9014 and Rule 54(b) of the Federal Rules of Civil Procedure, as made applicable by Bankruptcy Rule 7054, this Court expressly finds that there is no just reason for delay in the implementation of this Order, and expressly directs entry of judgment as set forth herein.

D.       Notice. Notice of the Motion, the time and place of the Auction, the time and place of the Sale Hearing and the time for filing objections to the Motion (the “Sale Notice”) was reasonably calculated to provide all interested parties with timely and proper notice of the Sale, the Auction, and the Sale Hearing.

E.       As evidenced by the certificates of service previously filed with the Court, proper, timely, adequate, and sufficient notice of the Motion, Sale Hearing, Sale and transactions contemplated thereby, has been provided in accordance with the Bidding Procedures Order, sections 363 and 365 of the Bankruptcy Code and Bankruptcy Rules 2002, 6004, 6006, 9007 and 9008. The Debtor has complied with all obligations to provide notice of the Motion as set forth in the Bidding Procedures Order. The notices described above were good, sufficient, and appropriate under the circumstances, and no other or further notice of the Motion, Auction, or Sale Hearing is or shall be required.

F.       Compliance with Bidding Procedures Order. As demonstrated by evidence proffered or adduced, and the representations of counsel at the Sale Hearing, the Debtor has conducted a thorough marketing process and a fair and open sale process in compliance with the Bidding Procedures Order. The Bidding Procedures were non-collusive, substantively and procedurally fair to all parties, were the result of arm’s-length negotiations, and afforded a full, fair, and reasonable opportunity for any interested party to obtain necessary due diligence information and to submit the materials required under the Bidding Procedures Order by the Bid Deadline. The Debtor (i) afforded interested potential purchasers a full, fair, and reasonable opportunity to qualify as bidders and submit their highest or otherwise best offer to purchase the Assets; (ii) provided potential purchasers sufficient information to enable them to make an informed judgment on whether to bid on the Assets; and (iii) considered any bids submitted on or before the Bid Deadline. Based upon the circumstances and record of this Bankruptcy Case, all creditors and other parties in interest and all prospective purchasers have been afforded a reasonable and fair opportunity to bid for the Assets.

G.       Corporate Authority. Subject to the entry of this Order, the Seller (i) has the requisite corporate power and authority to execute, deliver, and perform its obligations under the APA and all other documents contemplated thereby, and has taken all requisite corporate or other organizational action and formalities necessary to authorize and approve the execution, delivery and performance of its obligations under the APA and to consummate the Sale, including as required by its organizational documents, and upon execution thereof, the APA and the related documents were or will be duly executed and delivered by the Seller and enforceable against the Seller in accordance with their terms and, assuming due authorization, execution and delivery thereof by the other parties thereto, constituted or will constitute a valid and binding obligation of the Seller. No government, regulatory, or other consents other than those expressly provided for in the APA were required for the execution, delivery and performance by the Seller of the APA or the consummation of the Sale contemplated thereby.

H.       The APA was not entered into for the purpose of hindering, delaying, or defrauding creditors under the Bankruptcy Code or under the laws of the United States, any state, territory, possession, or the District of Columbia. Neither the Seller nor the Purchaser is entering into the transactions contemplated by the APA fraudulently for the purpose of statutory and common law fraudulent conveyance and fraudulent transfer claims or similar claims.

I.         Sale in Best Interests of the Debtor’s Estate. Good and sufficient reasons for approval of the APA and the transactions to be consummated in connection therewith have been articulated, and the relief requested in the Motion is in the best interests of the Debtor, its estate, its creditors, and other parties in interest. The Debtor has demonstrated both (a) good, sufficient and sound business purposes and justifications and (b) compelling circumstances for the Sale pursuant to section 363(b) of the Bankruptcy Code.

J.         The Sale must be approved and consummated promptly to maximize the value of the Debtor’s estate. Time is of the essence in consummating the Sale. Given the circumstances of this Bankruptcy Case and the adequacy and fair value of the Purchase Price (as defined in the APA) the proposed Sale constitutes a reasonable and sound exercise of the Debtor’s business judgment and should be approved.

K.       The consummation of the Sale and the assumption, assignment and sale of the Assigned Contracts are legal, valid, and properly authorized under all applicable provisions of the Bankruptcy Code, including, without limitation, sections 105(a), 363(b), 363(f), 363(m), and 365, and all of the applicable requirements of such sections have been complied with in respect of the transaction.

L.        Good Faith of Purchaser and Seller. The APA was negotiated, proposed, and entered into by the Seller and Purchaser without collusion, in good faith, and from arm’s-length bargaining positions, and is substantively and procedurally fair to all parties. Based on the record in this case and at the Sale Hearing, neither the Debtor nor Purchaser has engaged in any conduct that would cause or permit the APA to be avoided under section 363(n) of the Bankruptcy Code or otherwise. Specifically, Purchaser has not acted in a collusive manner with any person and the Purchase Price was not controlled by any agreement among bidders. The Purchaser has acted in good faith in all respects in connection with the negotiation, execution, and delivery of the APA, the bidding process, and the Sale Hearing. The terms and conditions of the APA, including the consideration to be provided by the Purchaser, are fair and reasonable and the product of arm’s length negotiations. The Debtor and Purchaser have fully disclosed the identities of each entity participating in Purchaser’s bid. Purchaser is purchasing the Assets, in accordance with the APA, in good faith and is a good faith buyer within the meaning of section 363(m) of the Bankruptcy Code, and is therefore entitled to all of the protections afforded by such provision, and otherwise has proceeded in good faith in all respects in connection with the Debtor’s Bankruptcy Case.

M.       Highest or Otherwise Best Offer. The Debtor complied in all material respects with, the Bidding Procedures Order. The procedures established in the Bidding Procedures Order afforded a full, fair and reasonable opportunity for any person or entity to make a higher or otherwise better offer to purchase the Assets. The Bidding Procedures and the opportunity to submit a higher or otherwise better bid were duly noticed and conducted in a non-collusive, fair, and good faith manner, and a reasonable opportunity was given to any interested party to make a higher or otherwise better offer for the Assets in accordance with the terms of the Bidding Procedures. The APA constitutes the highest or otherwise best offer for the Assets and will provide a greater recovery for the Debtor’s estate than would be provided by any other available alternative. The Debtor’s determination that the APA constitutes the highest or otherwise best offer for the Assets is a valid and sound exercise of their fiduciary duties and constitutes a valid and sound exercise of the Debtor’s business judgment.

N.       Consideration. The consideration provided by Purchaser pursuant to the APA (a) is fair and reasonable, (b) is the highest or otherwise best offer for the Assets, and (c) constitutes reasonably equivalent value and fair consideration (as those terms are defined in each of the Uniform Voidable Transactions Act (formally the Uniform Fraudulent Transfer Act), Uniform Fraudulent Conveyance Act, and section 548 of the Bankruptcy Code) under the laws of the United States, any state, territory, possession, or the District of Columbia. No other person or entity or group of entities has offered to purchase the Assets for greater value to the Debtor’s estate than Purchaser.

O.       Legal, Valid, and Binding Transfer. The Assets are property of the Debtor’s estate and title thereto is vested in the Debtor’s estate within the meaning of section 541(a) of the Bankruptcy Code. The transfer of the Assets to the Purchaser will be a legal, valid, and effective transfer of the Assets and, except as provided in the APA or this Order, will vest the Purchaser with all right, title, and interest of the Debtor to the Assets free and clear of all liens, claims and encumbrances, unless specifically assumed by the Purchaser pursuant to the APA, in accordance with section 363(f) of the Bankruptcy Code. The APA is a valid and binding contract between the Seller and the Purchaser and shall be enforceable according to its terms.

P.       No Merger. Purchaser is not holding itself out to the public as a continuation of the Debtor, and no common identity of directors, stockholders, members, or other equity holders exists between Purchaser and the Debtor. The Sale does not amount to a consolidation, merger, or de facto merger of Purchaser and Debtor and/or Debtor’s bankruptcy estate; there is no substantial continuity, common identity, or continuation of enterprise between the Debtor and Purchaser. Purchaser is not a mere continuation of the Debtor or its bankruptcy estate, and Purchaser does not constitute an alter ego or a successor in interest to the Debtor or its bankruptcy estate.

Q.       No Successor. Purchaser is not, and shall not be considered or deemed, as result of any action taken in connection with the Sale, to be a successor in interest of the Debtor or its estate for any purpose, including but not limited to under any federal, state, or local statute or common law, or revenue, pension, ERISA, tax, labor, employment, environmental, escheat or unclaimed property laws, or other law, rule, or regulation (including without limitation filing requirements under any such laws, rules or regulations), or under any products liability law or doctrine with respect to the Debtor’s liability under such law, rule, or regulation or doctrine or common law, or under any product warranty liability law or doctrine with respect to the Debtor’s liability under such law, rule or regulation or doctrine and Purchaser and its affiliates shall have no liability or obligation under the Workers Adjustment and Retraining Act (the “WARN Act”), 929 U.S.C. §§ 210 et seq., or the Comprehensive Environmental Response Compensation and Liability Act, and shall not be deemed to be a “successor employer” for purposes of the Internal Revenue Code of 1986, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disability Act, the Family Medical Leave Act, the National Labor Relations Act, the Labor Management Relations Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Employee Retirement Income Security Act, the Multiemployer Pension Protection Act, the Pension Protection Act and/or the Fair Labor Standards Act. The (i) transfer of the Assets to Purchaser and (ii) assumption, assignment and sale to Purchaser of the Assigned Contracts do not and will not subject Purchaser to any liability whatsoever with respect to the operation of the Debtor’s business before the Closing Date or by reason of such transfer under the laws of the United States, any state, territory, or possession thereof, or the District of Columbia, based, in whole or in part, directly or indirectly, on any theory of law or equity, including, without limitation, any theory of equitable law, including any theory of antitrust or successor or transferee liability.

R.       Free and Clear. The conditions of section 363(f) of the Bankruptcy Code have been satisfied in full; therefore, the Debtor may sell the Assets free and clear of any liens, claims and encumbrances to the fullest extent permitted by applicable law. Purchaser would not have entered into the APA and would not consummate the transactions contemplated thereby if the Sale to Purchaser was not free and clear of all liens, claims and encumbrances. The Debtor may sell the Assets free and clear of any liens, claims and encumbrances of any kind or nature whatsoever because in each case, one or more of the standards set forth in section 363(f)(1)–(5) of the Bankruptcy Code has been satisfied. Each entity with any lien, claim and encumbrances of any kind on the Assets to be transferred on the Closing Date (i) has, subject to the terms and conditions of this Order, consented to the Sale or is deemed to have consented to the Sale; (ii) could be compelled in a legal or equitable proceeding to accept money satisfaction of such lien, claim or encumbrance; or (iii) otherwise falls within the provisions of section 363(f) of the Bankruptcy Code. Those holders of liens, claims and encumbrances who did not object to the Motion are deemed, subject to the terms of this Order, to have consented pursuant to section 363(f)(2). All liens, claims and encumbrances attach to any cash proceeds received by the Debtor that are ultimately attributable to the property against or in which such lien, claim or encumbrance is asserted, subject to the terms of such lien, claim or encumbrance with the same validity, force, and effect, and in the same order of priority, which such holders of liens, claims or encumbrances now have against the Assets or their proceeds, if any, subject to any rights, claims, and defenses the Debtor or its estate, as applicable, may possess with respect thereto.

S.        Not a Sub Rosa Plan. The APA and Sale do not constitute an impermissible sub rosa chapter 11 plan for which approval has been sought without the protections that a disclosure statement would afford.

T.       Cure and Adequate Assurance. Notice of the Debtor’s assumption, assignment and sale to the Purchaser of the Assigned Contracts has been provided to each non-Debtor counterparty to an Assigned Contract, together with the Cure Amount, if any, to be paid to such non-Debtor counterparty, and to otherwise comply with the requirements of section 365(b) of the Bankruptcy Code with respect to each Assigned Contract. As to each Assigned Contract (if any), payment of the Cure Amount listed on Exhibit 1 to the Contract Notice (or such other Cure Amount as agreed, in writing, by the Purchaser, the Debtor, and the counterparty to the applicable Assigned Contract or ordered by this Court) is sufficient for the Debtor to comply fully with the requirements of section 365(b) of the Bankruptcy Code. All other requirements and conditions under the Bankruptcy Code for the assumption by the Debtor and assignment and sale to Purchaser of the Assigned Contracts have been satisfied. Therefore, subject to the terms of this Order, the Assigned Contracts may be assumed by the Debtor and assigned and sold to Purchaser.

THEREFORE, IT IS ORDERED, ADJUDGED AND DECREED THAT:

1.       The Motion and the relief requested therein is GRANTED to the extent set forth herein.

2.       Any objections or reservation of rights filed or asserted in response to the Motion and the relief granted herein, to the extent not resolved as set forth herein or on the record at the Sale Hearing, are hereby OVERRULED on the merits in their entirety with prejudice.

3.       The APA, and all other ancillary documents, and all of the terms and conditions thereof, are hereby approved in all respects. The Debtor is authorized and directed to comply with, and execute, all obligations arising under the APA, and to reasonably cooperate with Purchaser to consummate the transactions contemplated by the APA.

4.       Pursuant to sections 363(b) and 363(f) of the Bankruptcy Code, the Debtor is hereby authorized without the need of further approval from this Court to (a) execute any additional instruments or documents that may be reasonably necessary or appropriate to implement the APA, provided that such additional documents do not materially change the APA’s terms adversely as to the Debtor’s estate; (b) consummate the Sale in accordance with the terms and conditions of the APA and the instruments to the APA contemplated thereby; and (c) execute and deliver, perform under, consummate, implement, and close fully the transactions contemplated by the APA, including the assumption, assignment and sale to Purchaser (in accordance with the APA) of the Assigned Contracts, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the APA and the Sale. Purchaser shall not be required to seek or obtain relief from the automatic stay under section 362 of the Bankruptcy Code to enforce any of its remedies under the APA or any other Sale-related document. The automatic stay imposed by section 362 of the Bankruptcy Code is modified solely to the extent necessary to implement the preceding sentence and the other provisions of this Order, provided, however, that this Court shall have jurisdiction over any and all disputes with respect thereto.

5.       This Order and terms and provisions of the APA shall be binding in all respects upon the Debtor, and all their successors and assigns, the Debtor’s estate, all creditors of, and holders of equity interests in, the Debtor, any holders of liens, claims or encumbrances in, against, or on all or any portion of the Assets (whether known or unknown), Purchaser and all successors and assigns of Purchaser, the Assets, and any trustees subsequently appointed in the Debtor’s Bankruptcy Case or upon a conversion to chapter 7 under the Bankruptcy Code of the Debtor’s Bankruptcy Case. This Order and the APA shall inure to the benefit of the Debtor, its estate, Purchaser, and the respective successors and assigns of each of the foregoing. The APA shall not be subject to rejection or avoidance by the Debtor, its estate, its creditors, its equity holders, or any trustee, examiner, or receiver.

6.       The Debtor is authorized to take all actions necessary to effectuate the relief granted in this Order in accordance with the Motion.

7.       The Sale of the Assets to Purchaser pursuant to the APA and the consummation of the transactions contemplated thereby do not require any consent other than as specifically required in the APA. Each and every federal, state and local government agency or department is hereby authorized to accept any and all documents and instruments necessary and appropriate to consummate the transaction contemplated by the APA. A certified copy of this Order may be filed with the appropriate clerk or recorded with any recorder of any state, county or local authority to act to cancel any liens, claims or encumbrances.

8.       Transfer of Assets Free and Clear. Pursuant to sections 105(a), 363(b), 363(f), 365(b) and 365(f) of the Bankruptcy Code, the Debtor is authorized to transfer the Assets to Purchaser in accordance with the APA and such transfer shall constitute a legal, valid, binding, and effective transfer of such Assets. Such transfer of the Assets shall vest Purchaser with title in and to the Assets, and Purchaser shall take title to and possession of the Assets free and clear of all liens, claims and encumbrances of any kind or nature whatsoever, including but not limited, any liability for any liabilities whether known or unknown as of the Closing, now existing or hereafter arising, whether fixed or contingent, with respect to the Debtor or any obligations of the Debtor.

9.       Unless otherwise expressly included in the Assigned Contracts in the APA, Purchaser shall not be responsible for any liens, claims or encumbrances, including, but not limited to, in respect of the following: (a) any mortgages, deeds of trust, and security interests; (b) any claims that might otherwise arise under or pursuant to (i) the Employee Retirement Income Security Act, as amended, (ii) the Fair Labor Standards Act, (iii) Title VII of the Civil Rights Act of 1964, (iv) the Federal Rehabilitation Act of 1973, (v) the National Labor Relations Act, (vi) the WARN Act, (vii) the Age Discrimination in Employment Act, as amended, (viii) the Americans with Disabilities Act, (ix) the Family Medical Leave Act, (x) the Labor Management Relations Act, (xi) the Comprehensive Environmental Response Compensation and Liability Act, (xii) other federal or state environmental laws, (xiii) state discrimination laws, (xiv) state unemployment compensation laws or any other similar state laws, or (xv) any other state or federal benefits or claims relating to any employment with the Debtor or any of its respective predecessors; (c) any bulk sales or similar law; (d) any tax statutes or ordinances, including, without limitation, the Internal Revenue Code of 1986, as amended, or any state or local tax laws; (e) any escheat or unclaimed property laws; (f) to the extent not included in the foregoing, any of the Excluded Liabilities under the APA; and (g) any theories of successor or transferee liability as a result of any action taken in connection with the Sale.

10.       On the Closing Date, each of the Debtor’s creditors is authorized and directed to execute such documents and take all other actions as may be reasonably necessary to release its liens, claims, encumbrances or other interests in the Assets, if any, as such liens, claims or encumbrances may have been recorded or may otherwise exist.

11.       If any person or entity that has filed statements or other documents or agreements evidencing liens, claims or encumbrances on, against, or in, all or any portion of the Assets shall not have delivered to the Debtor prior to the Closing Date, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, releases of liens and easements, and any other documents necessary for the purpose of documenting the release of all liens, claims or encumbrances of any kind or other interests which the person or entity has or may assert with respect to all or any portion of the Assets, the Debtor is hereby authorized, and Purchaser is hereby authorized, to execute and file such statements, instruments, releases, and other documents on behalf of such person or entity with respect to the Assets.

12.       On the Closing Date, this Order shall be construed and shall constitute for any and all purposes a full and complete general assignment, conveyance, and transfer to Purchaser of the Debtor’s interests in the Assets. This Order is and shall be effective as a determination that, on the Closing Date, all liens, claims, encumbrances or other interest of any kind or nature whatsoever existing as to the Assets prior to the Closing Date shall have been unconditionally released, discharged, and terminated to the fullest extent permitted by applicable law, and that the conveyances described herein have been effected. This Order shall be binding upon and govern the acts of all persons and entities, including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other persons and entities who may be required by operation of law, the duties of their office, or contract, to accept, file, register or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any lease; and each of the foregoing persons and entities is hereby authorized to accept for filing any and all of the documents and instruments necessary and appropriate to consummate the transactions contemplated by the APA.

13.       All persons or entities that are presently, or on the Closing Date may be, in possession of some or all of the Assets to be sold, transferred, or conveyed (wherever located) to Purchaser pursuant to the APA are hereby authorized and directed to surrender possession of the Assets to Purchaser on the Closing Date or at such later time as Purchaser reasonably requests.

14.       To the greatest extent available under applicable law, Purchaser shall be authorized, as of the Closing Date, to operate under any license, permit, registration, and governmental authorization or approval of the Debtor with respect to the Assets to the extent transferred in the APA, and all such licenses, permits, registrations, and governmental authorizations and approvals are deemed to have been transferred to Purchaser as of the Closing Date. To the extent provided by section 525 of the Bankruptcy Code, no Governmental Unit may revoke or suspend any grant, permit, or license relating to the operation of the Assets sold, transferred, assigned, or conveyed to Purchaser or its Affiliates on account of the filing or pendency of this Bankruptcy Case or the consummation of the Sale. Each and every federal, state, and local governmental agency or department is hereby authorized and directed to accept any and all documents and instruments necessary and appropriate to consummate the Sale set forth in the APA, and the Debtor shall cooperate in providing all documents and instruments necessary and appropriate to close the Sale.

15.       Prohibition of Actions Against Purchaser. Purchaser shall not have any liability or other obligation of the Debtor arising under or related to any of the Assets. Without limiting the generality of the foregoing, Purchaser shall not be liable for any liens, claims or encumbrances including, but not limited to, for any liabilities, whether known or unknown as of the Closing, now existing or hereafter arising, whether fixed or contingent, with respect to the Debtor or any obligations of the Debtor, including, but not limited to, liabilities on account of any taxes arising, accruing, or payable under, out of, in connection with, or in any way relating to the operation of the Debtor’s business prior to the Closing Date.

16.       All persons and entities, including, but not limited to, all debt holders, equity security holders, governmental, tax and regulatory authorities, lenders, trade creditors, litigation claimants, and other creditors, holding liens, claims or encumbrances of any kind or nature whatsoever against or in all or any portion of the Assets (whether legal or equitable, secured or unsecured, matured or unmatured, contingent or non-contingent, liquidated or unliquidated, senior or subordinate), arising under or out of, in connection with, or in any way relating to the Debtor, the Assets, the operation of the Debtor’s business prior to the Closing Date or the transfer of the Assets to Purchaser in accordance with the APA, hereby are forever barred, estopped, and permanently enjoined from asserting against Purchaser, its successors or assigns, its property, or the Assets, such persons’ or entities’ liens, claims or encumbrances in and to the Assets, including, without limitation, the following actions: (a) commencing or continuing in any manner any action or other proceeding against Purchaser, its successors, assets, or properties; (b) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against Purchaser, its successors, assets or properties; (c) creating, perfecting, or enforcing any liens, claims or encumbrances of any kind whatsoever or any other interest against Purchaser, its successors, assets, or properties; (d) asserting any setoff or right of subrogation of any kind against any obligation due Purchaser or its successors; or (e) commencing or continuing any action, in any manner or place, that does not comply or is inconsistent with the provisions of this Order or other orders of the Court, or the agreements or actions contemplated or taken in respect thereof.

17.       All persons and entities are hereby forever prohibited and enjoined from taking any action that would adversely affect or interfere with the ability of the Debtor to sell and transfer the Assets to Purchaser in accordance with the terms of the APA, and this Order.

18.       Notwithstanding the foregoing, nothing herein shall prevent the Debtor and Purchaser from pursuing actions against each other arising under the APA or the related documents.

19.       Assumption, Assignment and Sale of Contracts. The Debtor is hereby authorized, in accordance with sections 105(a), 363 and 365 of the Bankruptcy Code, to (a) assume, assign and sell to Purchaser, in accordance with the APA, effective upon the Closing Date, the Assigned Contracts free and clear of all encumbrances and other interests of any kind or nature whatsoever and (b) execute and deliver to Purchaser such documents or other instruments as Purchaser deems reasonably necessary to assign and transfer the Assigned Contracts to Purchaser in accordance with the APA.

20.       The Purchaser has provided, or will provide, adequate assurance of future performance under the Assigned Contracts within the meaning of section 365 of the Bankruptcy Code.

21.       Effective as of the Closing Date, in accordance with the terms and provisions of the APA, the Assigned Contracts shall be assumed by the Debtor and assigned and sold to Purchaser, notwithstanding any provision in any such Assigned Contract or applicable law (including those of the type described in sections 365(b)(2), 365(c), and 365(f) of the Bankruptcy Code) that directly or indirectly prohibits, restricts, or conditions such assignment or transfer, and following the Closing Date shall remain in full force and effect for the benefit of Purchaser, in accordance with the APA, and, pursuant to section 365(k) of the Bankruptcy Code, the Debtor shall be relieved from any further liability with respect to the Assigned Contracts after such assignment to and assumption by Purchaser in accordance with the APA; and upon the Closing Date, in accordance with sections 363 and 365 of the Bankruptcy Code, Purchaser shall be fully and irrevocably vested in all rights, title, and interest of each Assigned Contract.

22.       All defaults or other obligations of the Debtor under the Assigned Contracts arising or accruing prior to the Closing Date (without giving effect to any acceleration clauses or any default provisions of the kind specified in section 365(b)(2) of the Bankruptcy Code) shall be cured on the Closing Date or as soon thereafter as practicable by payment of the Cure Amount by Purchaser. To the extent that any counterparty to an Assigned Contract did not object to its Cure Amount by the Contract Objection Deadline, such counterparty is deemed to have consented to such Cure Amount and the assumption, assignment and sale of its respective Assigned Contract(s) to Purchaser in accordance with the APA. Purchaser shall have no liability arising or accruing under the Assigned Contracts on or prior to the Closing, except as otherwise expressly provided in the APA, the Assigned Contracts or this Order. The non-Debtor counterparties to the Assigned Contracts are barred from asserting against the Debtor, its estate, Purchaser, and their respective successors and assigns, any default or unpaid obligation allegedly arising or occurring before the Closing, any pecuniary loss resulting from such default, or any other obligation under the Assigned Contracts arising or incurred prior to the Closing, other than the Cure Amount set forth on the Contract Notice or such other Cure Amount as agreed to by the Debtor (with the consent of Purchaser) or as determined by the Court.

23.       Upon the Debtor’s assignment and sale of the Assigned Contracts to Purchaser under the provisions of this Order and any additional orders of this Court and payment of any Cure Amount, no default shall exist under any Assigned Contract, and no counterparty to any Assigned Contract shall be permitted (a) to declare a default by Purchaser under such Assigned Contract or (b) otherwise take action against Purchaser as a result of Debtor’s financial condition, bankruptcy, or failure to perform any of their obligations under the relevant Assigned Contract. The validity of such assumption, assignment and sale of each Assigned Contract shall not be affected by any dispute between the Debtor and any non-Debtor party to an Assigned Contract.

24.       The failure of the Debtor or Purchaser to enforce at any time one or more terms or conditions of any Assigned Contract shall not be a waiver of such terms or conditions, or of the Debtor’s and Purchaser’s rights to enforce every term and condition of the Assigned Contracts.

25.      No Successor Liability. Purchaser and its successors and assigns shall not be deemed, as a result of any action taken in connection with the transfer of the Assets, (i) to be a successor to the Debtor or its estate, (ii) to have, de facto or otherwise, merged or consolidated with or into the Debtor or its estate, (iii) to be a continuation or substantial continuation of the Debtor or any enterprise of the Debtor, (iv) to have a common identity with the Debtor, (v) to have acquired the trade or business of any of the Debtor for any purpose under applicable U.S. federal law (including the Bankruptcy Code and the Internal Revenue Code of 1986, as amended), or (vi) to be held out to the public as a continuation of the Debtor or the Debtor’s trade or business, and Purchaser shall have no successor, transferee, or vicarious liability of any kind or character, including, but not limited to, under any theory of foreign, federal, state, or local antitrust, environmental, successor, tax, ERISA, assignee, or transferee liability, labor, product liability, employment, de facto merger, substantial continuity, or other law, rule, or regulation, whether known or unknown as of the Closing Date, now existing or hereafter arising, whether asserted or unasserted, fixed or contingent, liquidated or unliquidated with respect to the Debtor or any obligations of the Debtor arising prior to the Closing Date. Except as otherwise provided herein or in the APA, the transfer of the Assets to Purchaser pursuant to the APA shall not result in Purchaser having any liability or responsibility for, or being required to satisfy in any manner, whether in law or in equity, whether by payment, setoff, or otherwise, directly or indirectly, any claim against the Debtor or against any insider of the Debtor or any liens, claims, interests, or encumbrances.

26.      Consideration. The consideration provided by Purchaser under the APA constitutes (i) reasonably equivalent value under the Bankruptcy Code, the Uniform Fraudulent Transfer Act, and the Uniform Voidable Transactions Act, (ii) fair consideration under the Uniform Fraudulent Conveyance Act, and (iii) reasonably equivalent value, fair consideration and fair value under any other applicable Laws of the United States, any state, territory or possession thereof, or the District of Columbia. The consideration provided by Purchaser for the Assets under the APA is fair and reasonable and may not be avoided under section 363(n) of the Bankruptcy Code.

27.      Good Faith. The transactions contemplated by the APA are undertaken by Purchaser without collusion and in “good faith,” as that term is used in section 363(m) of the Bankruptcy Code and, accordingly, the reversal or modification on appeal of the authorization provided herein to consummate the Sale shall not affect the validity of the Sale (including the assumption, assignment and sale of the Assigned Contracts) with Purchaser, unless such authorization is duly stayed pending such appeal. Purchaser is a good faith purchaser of the Assets, and Purchaser is entitled to all of the benefits and protections afforded by section 363(m) of the Bankruptcy Code. The Purchaser is not an insider or affiliate of the Debtor within the meaning of the Bankruptcy Code, and no relationship between the Purchaser and the Debtor affected the integrity of the sale process, the consideration provided under the APA, or the Debtor’s decision to select the Purchaser’s bid. The good-faith findings in this Order are integral to the relief granted herein and are binding on all persons and entities, including the Debtor, the Debtor’s estate, any trustee or examiner appointed in this case or any successor case, all creditors, equity holders, contract counterparties, governmental units, parties in interest, and any person or entity asserting a lien, claim, interest, or encumbrance against the Assets or the Purchaser. The protections afforded to the Purchaser under section 363(m) of the Bankruptcy Code and this Order shall survive the Closing, any conversion of this case to a case under chapter 7 of the Bankruptcy Code, any dismissal of this case, the appointment of any trustee, examiner, liquidating trustee, plan administrator, or similar fiduciary, and the confirmation or consummation of any chapter 11 plan.

28.      Application of Proceeds. The Debtor shall apply the proceeds of the Sale in accordance with section 363(f) of the Bankruptcy Code, with any liens, claims, interests and encumbrances being paid in order of their rights and priorities in the sold Assets.

29.      Failure to Specify Provisions. The failure specifically to include any particular provisions of the APA in this Order shall not diminish or impair the effectiveness of such provisions, it being the intent of the Court that the APA be authorized and approved in its entirety; provided, however, that this Order shall govern if there is any inconsistency between the APA (including all ancillary documents executed in connection therewith) and this Order. Likewise, all of the provisions of this Order are non-severable and mutually dependent. To the extent that this Order is inconsistent with any prior order or pleading with respect to the Motion in this Bankruptcy Case, the terms of this Order shall control.

30.       Non-Material Modifications. The APA and any related agreements, documents, or other instruments may be modified, amended, or supplemented by the parties thereto, in writing signed by such parties, and in accordance with the terms thereof, without further order of the Court, provided that any such modification, amendment, or supplement does not have a material adverse effect on the Debtor’s estate or the Purchaser (unless consented to by the affected party).

31.       Subsequent Plan Provisions. Nothing contained in any chapter 11 plan confirmed in the Debtor’s case or any order confirming any such plan or in any other order in this Bankruptcy Case (including any order entered after any conversion of this Bankruptcy Case to a case under chapter 7 of the Bankruptcy Code) or any related proceeding subsequent to entry of this Order shall alter, conflict with, or derogate from, the provisions of the APA or this Order. To the extent of any such conflict or derogation, the terms of the APA or this Order, as applicable, shall govern.

32.       No Third-Party Beneficiaries. Except as expressly set forth in this Order or in the APA, nothing in this Order or the APA shall create or be deemed to create any third-party beneficiary rights in any Person or entity not a party to the APA.

33.       No Stay of Order. Notwithstanding the provisions of Bankruptcy Rule 6004(h) and Bankruptcy Rule 6006(d), and pursuant to Bankruptcy Rules 7062 and 9014, this Order shall be effective and enforceable immediately upon its entry.

34.       Retention of Jurisdiction. This Court retains exclusive jurisdiction pursuant to its statutory powers under 28 U.S.C. § 157(b)(2), to, among other things, interpret, implement, and enforce the terms and provisions of this Order and the APA, all amendments thereto, and any waivers and consents thereunder and each of the agreements executed in connection therewith to which any Debtor is a party or which has been assigned and sold by the Debtor to Purchaser in accordance with the APA, and to adjudicate, if necessary, any and all disputes concerning or relating in any way to the Sale.

BY THE COURT:

Dated: June 4, 2026
CARLOTA M. BÖHM, JUDGE
UNITED STATES BANKRUPTCY COURT

FILED
6/4/26 3:38 pm
CLERK
U.S. BANKRUPTCY
COURT - WDPA

Notice Recipients

District/Off: 0315−2	User: auto	Date Created: 6/4/2026
Case: 26−20879−CMB	Form ID: pdf900	Total: 6

Recipients of Notice of Electronic Filing:
ust	Office of the United States Trustee	ustpregion03.pi.ecf@usdoj.gov
aty	Joanna Studeny	jstudeny@tuckerlaw.com
aty	Maribeth Thomas	mthomas@tuckerlaw.com
aty	Michael A. Shiner	mshiner@tuckerlaw.com
aty	William M. Buchanan	william.buchanan@usdoj.gov

TOTAL: 5

Recipients submitted to the BNC (Bankruptcy Noticing Center):

db	Lipella Pharmaceuticals Inc.	7800 Susquehanna St.	Suite 505	Pittsburgh, PA 15208

TOTAL: 1